EXHIBIT 4.2

AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”), dated as of September 14, 2005, by and between Certegy Inc, a Georgia corporation (the “Company”), and SunTrust Bank, a Georgia banking corporation, as Rights Agent (the “Rights Agent”).

RECITALS

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of June 29, 2001 (the “Rights Agreement”; all capitalized terms used herein but not defined shall have the meaning given such terms in the Rights Agreement);

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof;

WHEREAS, the Company proposes to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), among C Co Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“Merger Co”), Fidelity National Information Services, Inc., a Delaware corporation (“F Co”) and the Company;

WHEREAS, the Board of Directors of the Company has determined, in connection with its contemplation of the Merger Agreement and the transactions contemplated thereby, that it is necessary and desirable to amend the Rights Agreement to exempt the Merger Agreement and the transactions contemplated thereby from the application of the Rights Agreement as set forth in this Amendment;

WHEREAS, there has not been a Distribution Date and the Company desires to amend the Rights Agreement in certain respects as set forth herein;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Amendment to Definition of “Acquiring Person”.  The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence after the last sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, no Person shall be or become an Acquiring Person, by virtue of (i) the approval, adoption, execution and delivery or amendment of that certain Agreement and Plan of Merger, dated September 14, 2005, among the Company, C Co Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Merger Co”), and Fidelity National Information Services, Inc., a Delaware corporation (“F CO”) (as the same may be amended from time to time, the “Merger Agreement”) or the approval, adoption, or execution and delivery of any amendment thereof, (ii) the consummation of the merger of F Co with and into Merger Co and the issuance of Common Shares in connection therewith, or (iii) the consummation of any other transaction contemplated by the Merger Agreement (such approval, adoption, execution and delivery, or consummation being referred to herein as the “Permitted Events”).”

2.                                      Amendment to Definition of “Distribution Date”.  The definition of “Distribution Date” in Section 1(h) of the Rights Agreement is hereby amended and supplemented by adding the following sentence after the last sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not occur or be deemed to occur as a result of any Permitted Event.”

3.                                      Amendment to Definition of “Expiration Date”.  The definition of “Expiration Date” in Section 1(j) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Expiration Date” shall mean the earliest of (i) the Close of Business on the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which all exercisable Rights are exchanged as provided in Section 27 hereof, and (iv) the Effective Time (as defined in the Merger Agreement).”

4.                                      Amendment to Definition of “Share Acquisition Date”.  The definition of “Share Acquisition Date” in Section 1(x) of the Rights Agreement is hereby amended and supplemented by adding the following sentence after the last sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, a Share Acquisition Date shall not occur or be deemed to occur as a result of any Permitted Event.”

5.                                      Amendment to Definition of “Triggering Event”.  The definition of “Triggering Event” in Section 1(bb) of the Rights Agreement is hereby amended and supplemented by adding the following sentence after the last sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, a Triggering Event shall not occur or be deemed to occur as a result of any Permitted Event.”

6.                                      Termination of Merger Agreement.  If for any reason the Merger Agreement is terminated and the Merger is abandoned, then this Amendment shall be of no further force and effect and the Rights Agreement shall remain exactly the same as it existed immediately prior to execution of this Amendment.

7.                                      Rights Agreement as Amended; Effectiveness.  The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.  The foregoing amendments shall be effective as of the date hereof and, as amended hereby, the Rights Agreement shall remain in full force and effect, and in all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed.  In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

8.                                      Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Georgia and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

9.                                      Miscellaneous.  Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.   If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

10.                               Counterparts. This Amendment may be executed in any number of  counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

***

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

CERTEGY INC.

By:	/s/ Walter M. Korchun
	Name:	Walter M. Korchun
	Title:	Executive Vice President, General Counsel and Secretary

SUNTRUST BANK

By:	/s/ Letitia Radford
	Name:	Letitia Radford
	Title:	Vice President